Exhibit 10.21

THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY BE OFFERED, SOLD, PLEDGED OR HYPOTHECATED ONLY IF REGISTERED AND QUALIFIED PURSUANT TO THE RELEVANT PROVISIONS OF FEDERAL AND STATE SECURITIES LAWS OR IF THE COMPANY IS PROVIDED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT REGISTRATION AND QUALIFICATION UNDER FEDERAL AND STATE SECURITIES LAWS IS NOT REQUIRED OR IF THE COMPANY OTHERWISE SATISFIES ITSELF THAT REGISTRATION IS NOT REQUIRED.

THIS 8% UNSECURED CONVERTIBLE PROMISSORY NOTE (THIS “NOTE”) IS SUBORDINATED TO THE COMPANY’S REPAYMENT OBLIGATIONS TO OXFORD FINANCE CORPORATION. THE TERMS OF REPAYMENT UNDER THIS NOTE SHALL BE SUBJECT TO THE TERMS OF A SUBORDINATION AGREEMENT AMONG THE COMPANY, OXFORD FINANCE CORPORATION AND THE UNDERSIGNED.

ALSIUS CORPORATION,

a California corporation

8% UNSECURED CONVERTIBLE PROMISSORY NOTE

Due March 30, 2007

Total Principal Amount $	October 2, 2006

To be funded in three installments as follows:

$[1 million] on October 13, 2006

$[1 million] on November 15, 2006

$[$500,000] on December 15, 2006

FOR VALUE RECEIVED, ALSIUS CORPORATION, a California corporation (the “Company”), hereby promises to pay to the undersigned holder (the “Holder”), or its registered assigns, the principal amount advanced to the Company hereunder, up to the total principal amount stated above.

1. (a) Bridge Financing. This 8% Unsecured Convertible Promissory Note (the “Note”) is part of a series of notes of like tenor which are being issued by the Company on or about the date hereof in connection with bridge financings of the Company. Prior to the date of this Note, an aggregate of approximately $6.2 million was loaned to the Company in two tranches of bridge notes in April and August of 2006 (the “Original Bridge”). With this Note and those being issued on or about the date hereof, an additional $2.5 million is being committed in bridge loans to the Company (the “Additional Bridge”) for a total aggregate of bridge loans of up to $8.7 million (convertible notes for the Additional Bridge, together with those for the Original Bridge and are collectively referred to as the “Bridge Notes”). After the initial issuance of the Bridge Notes for the Additional Bridge, the Holder agrees that the Company may increase the Additional Bridge amount by an aggregate of $2 million upon the unanimous approval of the Board of Directors and the Holder agrees to fund such additional amounts so approved with the Holder funding its pro rata portion as set forth on Schedule I hereto at the times set forth on such Schedule.

The Holder will advance funds under this Note to the Company as follows:

$             on October 13, 2006 (the “First Installment”)

$             on November 15, 2006 (the “Second Installment”)

$             on December 15, 2006 (the “Third Installment”)

The First Installment, Second Installment and Third Installment are each referred to as an “Installment.” If the Company increases the amount of the Additional Bridge as set forth above, the Bridge Notes shall be automatically amended, without any further action on the part of the Holder, to include such additional amounts and additional installments as unanimously approved by the Board of Directors and the Holder will fund its pro rata portion of such additional installments as set forth on Schedule I hereto (each an “Additional Installment”). After the First Installment, the Holder must advance each Installment and Additional Installment, if applicable, to the Company no later than the funding date set forth above (for the first three Installments) and on Schedule I hereto (for “Additional Installments”). The Holder will not be obligated to make any further advances if prior to the funding of an Installment or Additional Installment an Event of Default (as defined in Section 3 hereof) has occurred and is continuing or an IPO (as defined in Section 2(a) hereof) or a Sales Transaction (as defined in Section 2(b) hereof) closes. The Holder shall make advances hereunder by wire transfer to the Company to an account designated by the Company in such draw notice.

The rights of repayment of the holder of this Note and the holders of all other Bridge Notes are subordinated to the right of Oxford Finance Corporation, a lender to the Company, to be repaid all principal, interest, expenses and other amounts owed to such lender, currently approximately $3.8 million. Under Section 23 hereof, the Holder agrees to sign a subordination agreement reasonably acceptable to Oxford Finance Corporation.

(b) Maturity; Repayment. Repayment of this Note will be made in lawful money of the United States of America at the address of the Holder set forth on the signature page hereto, or at such other place as the Holder may designate in writing. Unless earlier converted pursuant to Section 2 hereof, the principal advanced hereunder will be due and payable on the earliest to occur of (i) March 30, 2007 (the “Maturity Date”), (ii) an Event of Default (as hereinafter defined) or (iii) the closing of a Sale Transaction. Interest will accrue on the unpaid principal sum at a rate of eight percent (8%) per annum. Prepayment of principal and accrued interest may be made in whole or in part from time to time without penalty only with the consent of the holders of at least sixty percent (60%) of the principal amount of all Bridge Notes (the “Supermajority Holders”), provided that prepayment may only be made on this Note if at the same time prepayment is made on all Bridge Notes, with payment on each Bridge Note made pro rata in proportion to the original principal amount of such Bridge Note relative to the aggregate principal amount of all Bridge Notes.

(c) Issuance of Promissory Notes or Other Securities with Superior Terms. If, after the date hereof and prior to the earlier of the Maturity Date or the full repayment or conversion of the Bridge Notes, the Company issues additional promissory notes or other securities (“Senior Securities”) that provide superior rights to the holders of such Senior Securities than the Bridge Notes, then the Bridge Notes shall be deemed automatically amended, without the need for any action on the part of Company or the Holder, as of the date of the issuance of the Senior Securities to confer such additional rights upon all holders of Bridge Notes. At the written request of the Supermajority Holders, the Company will exchange the Bridge Notes for amended and restated Bridge Notes or such other documents as are necessary to evidence the additional rights granted to the holders of Senior Securities.

2. (a) Automatic Conversion Upon IPO. If, after the date hereof and prior to the earlier of the Maturity Date or the full repayment or conversion of the Bridge Notes, the Company closes an underwritten public offering of its Common Stock (an “IPO”), then the entire principal amount of this Note and accrued interest (calculated through the date that is ten (10) days prior to the closing of the IPO) will be converted automatically, without the need for any action on the part of Company or the Holder, into unregistered shares of Common Stock of the Company concurrently with the closing of the IPO. The number of shares of Common Stock issuable upon conversion of this Note will be calculated by dividing the total of the principal amount of and accrued interest on this Note (calculated through the date set forth above in this Section 2(a)) then outstanding by 80% of the per share public offering price stated on the front cover of the final prospectus for the IPO (before deduction of any underwriting commissions, expenses or other amounts). The Company will give the Holder notice of the intended closing of an IPO, including the public offering price, provided that the failure to give such notice will not affect the automatic conversion of this Note. In order to receive certificates representing the Common Stock, the Holder must cause the original of this Note to be delivered to the Company, or if lost, stolen or destroyed, an affidavit and, if reasonably requested by the Company, a reasonable indemnity as to the lost, stolen or destroyed original of this Note. Then, the Company will cause one or more stock certificates evidencing the Holder’s ownership of the number of conversion shares into which the principal amount of, and interest accrued on, this Note has been converted to be delivered promptly to the Holder or as directed by the Holder. From and after the IPO, this Note will represent only the right to receive shares of Common Stock.

(b) Repayment or Conversion Upon Sale Transaction. If, after the date hereof and prior to the full repayment or conversion of the Bridge Notes, the Company closes a Sale Transaction (as defined below), then the entire principal amount of this Note and accrued interest (calculated through the date that is ten (10) days prior to the closing of the Sale Transaction) shall become immediately due and payable and will be repaid at the closing of such Sale Transaction in an amount equal to 150% of such principal amount and accrued interest (the “Sale Repayment”). The form of repayment of this Note in connection with a Sale Transaction will be in the same form of consideration (i.e., cash and/or stock) as is received by the other shareholders of the Company in the Sale Transaction. The valuation of the acquirer’s stock or any other non-cash consideration used to repay the Note, will be made by mutual agreement of the Company and the Supermajority Holders, or absent such agreement, by an experienced professional appraiser selected by mutual agreement of the Company and the Supermajority Holders. The Company will give the Holder prior written notice of its intention to complete a Sale Transaction, stating the principal terms of the transaction; however, the failure to give such notice will not affect the repayment terms of this Note. “Sale Transaction” means (i) any sale of all or substantially all of the assets of the Company, and (ii) any stock purchase, consolidation, merger, exchange or other transaction or series of related transactions pursuant to which holders of the outstanding voting securities of the Company immediately prior to such consolidation, merger, exchange or other transaction or series of transactions fail to hold equity securities representing a majority of the voting power of the Company or surviving entity immediately following such stock purchase, consolidation, merger, exchange or other transaction or series of transactions. A Sale Transaction will not include a change of ownership of the Company (whether or not greater than fifty percent (50%)) that results from the sale of newly issued securities of the Company for cash in a financing or series of related financings. The acquirer in any Sale Transaction may require the Holder to surrender the original of this Note, or if lost, stolen or destroyed, an affidavit and, if reasonably requested by the Company, a reasonable indemnity as to the lost, stolen or destroyed original of this Note, in order to receive the Sale Repayment.

(c) Automatic Conversion Upon Equity Financing. If, after the date hereof and prior to the earlier of the Maturity Date or the full repayment or conversion of the Bridge Notes, the Company closes an equity financing (an “Equity Financing”), then the entire principal amount of this Note and accrued interest will be converted automatically, and without further action by the Holder, concurrently with the first issuance after the date hereof and during the term of this Note of any series of the Company’s preferred stock (the “Stock”) in such Equity Financing. The Note shall convert on the same terms and at the same price as is paid by other investors in the Equity Financing. The number of shares of Stock issuable upon conversion of this Note will be calculated by dividing the total of the principal amount of and accrued interest on this Note then outstanding by the price per share of Stock paid in the Equity Financing. In the event that consideration paid for the Stock includes a material amount of non-cash consideration, the valuation of the non-cash consideration will be made by mutual agreement of the Company and the Supermajority Holders, or absent such agreement, by an experienced professional appraiser selected by mutual agreement of the Company and the Supermajority Holders. The automatic conversion pursuant hereto will be concurrent with the closing of the Equity Financing. The Company will give the Holder at least ten (10) days’ prior written notice of its intention to complete an Equity Financing, and such notice will contain the principal terms of the financing, provided that the failure to give such notice will not affect the automatic conversion of this Note. In order to receive certificates representing the Stock, the Holder must cause the original of this Note to be delivered to the Company, or if lost, stolen or destroyed, an affidavit and, if reasonably requested by the Company, a reasonable indemnity as to the lost, stolen or destroyed original of this Note and the Holder must execute the Stock financing documents. Then, the Company will cause one or more stock certificates evidencing the Holder’s ownership of the number of conversion shares into which the principal amount of, and interest accrued on, this Note has been converted to be delivered promptly to the Holder or as directed by the Holder. From and after the Equity Financing, this Note will represent only the right to receive shares of Stock subject to satisfaction of the conditions set forth herein.

(d) Conversion at Maturity. If, on or before the Maturity Date, this Note is not repaid in full and there has not been an IPO, Sale Transaction or Equity Financing, then the principal amount of this Note and accrued interest (calculated through the Maturity Date) will be converted automatically on the Maturity Date, without the need for any action by the Company or the Holder, into shares of the Company’s current Series F Preferred Stock (the “Series F Preferred Stock”). The number of shares of Series F Preferred Stock issuable upon conversion of this Note will be calculated by dividing the total of the principal amount then outstanding of and accrued interest on this Note (calculated through the Maturity Date) by the current $3.00 price per share of the Series F Preferred Stock (as adjusted for stock splits, consolidations, recapitalizations and the like that may occur after the date hereof). In order to receive certificates representing the Series F Preferred Stock issuable upon conversion of this Note, the Holder must cause the original of this Note to be delivered to the Company, or if lost, stolen or destroyed, an affidavit and, if reasonably requested by the Company, a reasonable indemnity as to the lost, stolen or destroyed original of this Note. Then, the Company will cause one or more stock certificates evidencing the Holder’s ownership of the number of conversion shares into which the principal amount of, and interest accrued on, this Note has been converted to be delivered promptly to the Holder or as directed by the Holder. From and after the Maturity Date, this Note will represent only the right to receive shares of Series F Preferred Stock.

3. Default. If any of the following events (hereafter called “Events of Default”) occurs:

(a) If the Company defaults in the payment of any principal or accrued interest due under this Note within fifteen (15) days of the date the same becomes due and payable, whether at maturity or by acceleration or otherwise; or

(b) If the Company makes a general assignment for the benefit of creditors; or

(c) If the Company files a voluntary petition in bankruptcy, or becomes insolvent or adjudicated bankrupt, or files any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy act or other applicable federal, state or other statute, law or regulation, or files any answer admitting the material allegation of a petition filed against the Company in such proceeding, or seeks or consents to or acquiesces in the appointment of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, or the Company commences the winding up or the dissolution or liquidation of the Company; or

(d) If, within sixty (60) days after a court of competent jurisdiction has entered an order, judgment or decree approving any complaint or petition against the Company seeking reorganization, dissolution or similar relief under the present or any future federal bankruptcy act or other applicable federal, state or other statute, law or regulation, such order, judgment or decree has not been dismissed or stayed pending appeal, or if, within sixty (60) days after the appointment, without the consent or acquiescence of the Company, of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, such appointment has not been vacated or stayed pending appeal, or if, within sixty (60) days after the expiration of any such stay, such appointment has not been vacated; or

(e) In the event the Company (i) redeems, purchases or otherwise acquires for value, any share or shares of its equity securities other than shares issued to officers, directors, employees and consultants of the Company pursuant to agreements giving the Company a right or duty to repurchase such shares upon termination of employment with or service to the Company, (ii) declares or pays any dividends on or declares or makes any other distribution (other than a dividend payable on capital stock solely in shares of capital stock) on account of any of its equity securities or sets apart any sum for any such purpose, or (iii) repays any of the Bridge Notes other than a repayment made with the consent of the Supermajority Holders concurrently made on all Bridge Notes, with payment on each Bridge Note made pro rata in proportion to the principal amount of such Bridge Note relative to the aggregate principal amount of all Bridge Notes;

then, and in each and every such case, the Supermajority Holders, but not any individual holder of Bridge Notes, may by written notice to the Company declare all amounts under this Note and all other Bridge Notes to be forthwith due and payable (except that, in the case of an Event of Default under either Section 3(b), Section 3(c) or Section 3(d) hereof, this Note will become immediately due and payable without notice, and in the case of a default under Section 3(e)(iii) hereof, the Holder of this Note may by written notice declare all amounts under this Note due and payable without needing the approval of the Supermajority Holders) and thereupon the balance will become so due and payable, without presentation, protest or further demand or notice of any kind, all of which are hereby expressly waived. The Company will give prompt written notice to the Holder of the occurrence or the approval by the Company or its Board of Directors of any and all of the foregoing events.

4. Representations, Warranties and Covenants of the Company. The Company hereby represents, warrants and covenants that:

(a) Organization, Good Standing, Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California, has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted, to execute and deliver this Note and the Warrant to be issued in connection with the Bridge Notes (the “Warrant”), to issue and sell the Common Stock, or Series F Preferred Stock, as the case may be, issuable upon conversion of this Note, and the Common Stock issuable upon conversion thereof, and the Common Stock issuable upon exercise of the Warrants (collectively, the “Securities”), and to carry out the provisions of this Note and the Warrant. The Company is qualified to transact business as a foreign corporation and is in good standing under the laws of California and under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent that failure to so qualify would not have a material adverse effect on the Company.

(b) Authorization. All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Note and the Warrant, the performance of all obligations of the Company hereunder and thereunder at the closing of the bridge financing of which this Note is a part (the “Closing”) and the authorization, issuance (or reservation for issuance), sale and delivery of the Securities has been taken or will be taken prior to the Closing (except for the authorization of additional equity needed for the conversion of the Notes, as contemplated by Section 5(f) hereof), and this Note and the Warrant constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(c) Capitalization. The authorized capital of the Company consists of:

(i) Preferred Stock. 11,538,655 shares of Preferred Stock (the “Preferred Stock”), 718 shares of which have been designated Series A Preferred Stock, all of which are currently issued and outstanding; 148 shares of which have been designated Series B Preferred Stock, all of which are currently issued and outstanding; 1,582,546 shares of which have been designated Series C-D Preferred Stock, 1,582,026 shares of which are currently issued and outstanding; 1,422,435 shares of Series E Preferred Stock, all of which are currently issued and outstanding; and 8,532,808 shares of which have been designated Series F Preferred Stock, 8,319,141 shares of which are issued and outstanding.

(ii) Common Stock. 20,000,000 shares of Common Stock of which 78,942 shares are issued and outstanding. Except for (i) the conversion privileges of the Series A, Series B, Series C-D, Series E and Series F Preferred Stock; (ii) warrants to purchase 414,554 shares of Common Stock; (iii) warrants to purchase 116,667 shares of Series F Preferred Stock; (iv) the rights provided in paragraph 2.3 of the Tenth Amended and Restated Investor Rights Agreement, dated September 2, 2004, among the Company, certain investors and other specified holders named therein, as amended (the “Investors’ Rights Agreement”); (v) rights granted in the Second Amended and Restated Right of First Refusal and Co-Sale Agreement, dated September 2, 2004, among the Company, certain investors and other specified holders named therein; (vi) 1,871,075 shares issuable pursuant to options granted under the Company’s stock incentive plans or otherwise; and (v) the Common Stock or Series F Preferred Stock, as the case may be, issuable upon conversion of those certain 8% Unsecured Convertible Promissory Notes and Warrants to Purchase Shares of Common Stock issued in April 2006 and August 2006, there are not outstanding any options, warrants, rights (including conversion or preemptive rights and rights of first refusal), or agreements for the purchase or acquisition from the Company of any shares of its capital stock. The Company has reserved 2,100,000 shares of its Common Stock for purchase upon exercise of options granted or available for grant under the 2004 Plan. Except as set forth in the Eighth Amended and Restated Articles of Incorporation, as amended (the “Restated Articles”), the Investor Rights Agreement and the Shareholders Agreement, dated September 2, 2004, among the Company, certain investors and other specified holders named therein, the Company is not a party or subject to any agreement or understanding, and, to the best of the Company’s knowledge, there is no agreement or understanding between any persons that affects or relates to the voting or giving of written consents with respect to any security or the voting by a director of the Company.

(iii) Securities Law Compliance. The outstanding shares of Common Stock and Preferred Stock have been issued in accordance with the registration or qualification provisions of the Securities Act of 1933, as amended (the “1933 Act”) and any relevant state securities laws or pursuant to valid exemptions therefrom and have been duly authorized and validly issued and are fully paid and nonassessable, and have been issued in compliance with applicable federal and state securities laws.

(d) Valid Issuance. The Securities, when issued, sold and delivered in accordance with the terms of this Note and the Warrant for the consideration expressed herein and therein, will be duly and validly issued, fully paid and nonassessable, and will be free and clear of any pledges, liens and encumbrances in favor of the Company and of restrictions on transfer other than restrictions on transfer under this Note, the Warrant and under applicable state and federal securities laws as presently in effect.

(e) Offering. Subject in part to the truth and accuracy of the Holder’s representations set forth in this Note and the Warrant, the offer, sale and issuance of this Note, the Common Stock or Series F Preferred Stock, as the case may be, as contemplated by this Note and the issuance of the Common Stock to be issued upon conversion thereof, the Warrant and the Common Stock issuable upon exercise of the Warrant, are exempt from the registration requirements of the 1933 Act, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

(f) Compliance With Other Instruments. The execution, delivery and performance by the Company of this Note and the Warrant, the issuance (or reservation for issuance) of the Securities, and the consummation of the transactions contemplated hereby and thereby will not (i) result in any violation or default of any provision of its Restated Articles or Bylaws, (ii) result in a violation or default in any material respect of any provision of any mortgage, agreement, instrument or contract to which it is a party or by which it is bound or, to the best of its knowledge, of any federal or state judgment, order, writ, decree, statute, rule or regulation applicable to the Company, or (iii) constitute, with or without the passage of time or giving of notice, an event that results in the creation of any material lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, impairment, forfeiture or nonrenewal of any material permit, license, authorization or approval applicable to the Company, its business or operations, or any of its assets or properties.

(g) Reservation of Stock. The Company covenants that in the event this Note is convertible into Series F Preferred Stock, the Company will use its best efforts to (i) reserve from its authorized and unissued Series F Preferred Stock, and Common Stock issuable upon conversion thereof, a sufficient number of shares to provide for the issuance of Series F Preferred Stock upon the conversion of this Note or (ii) take all necessary steps to amend its Restated Articles to provide sufficient reserves of shares of Series F Preferred Stock issuable upon conversion of this Note, and shares of its Common Stock for issuance on conversion thereof.

(h) Amendment to Investors’ Rights Agreement. Concurrent with the execution and delivery of this Note, the Company and certain of the holders of the Bridge Notes have amended the Investors’ Rights Agreement to provide that all securities issuable upon conversion of this Note and all securities issuable upon exercise of the Warrants shall constitute “Registrable Securities” for purposes of such agreement.

5. Representations, Warranties and Covenants of the Holder. The Holder hereby represents and warrants that:

(a) Authorization. The Holder has full power and authority to enter into this Note, and this Note constitutes the valid and legally binding obligations of the Holder, enforceable in accordance with its terms.

(b) Purchase Entirely for Own Account. The Securities will be acquired for investment for the Holder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Holder has no present intention of selling, granting any participation in or otherwise distributing the same. The Holder does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation in any of the Securities to such person or to any third person.

(c) Disclosure of Information. The Holder has received all the information the Holder considers necessary or appropriate for deciding whether to purchase the Securities. The Holder has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering and sale of the Securities.

(d) Investment Experience. The Holder is an investor in securities of companies in the development stage and acknowledges that the Holder is able to fend for himself and bear the economic risk of its investment, including the complete loss thereof, and has such knowledge and experience in financial or business matters that the Holder is capable of evaluating the merits and risks of the investment in the Securities. The Holder acknowledges that the Company currently is seeking investors to participate in a proposed offering of the Company’s securities, but there can be no assurances that the Company will find financing on acceptable terms, if at all. The Holder has not been organized for the purpose of acquiring the Securities.

(e) Accredited Investor. The Holder understands the definition of, and represents that the Holder is, an “accredited investor” as defined in Rule 501 of Regulation D, as presently in effect, promulgated under the 1933 Act.

(f) Covenant of the Holder. The Holder agrees to execute and deliver such documents and agreements and to vote either at a meeting of shareholders or by written consent as may be reasonably requested from time to time by the Company to carry out the obligations hereunder and under the Warrant, including, but not limited to, all shareholder consents required in its capacity as a Holder to increase the number of authorized shares of Series F Preferred Stock and/or Common Stock.

6. Restricted Securities. The Holder understands that the Securities that the Holder is purchasing are characterized as “restricted securities” under the federal securities laws, inasmuch as they are being acquired from the Company in a transaction not involving a public offering, and that under such laws and applicable regulations such securities may be resold without registration under the 1933 Act only in certain limited circumstances. In this connection, the Holder is familiar with Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the 1933 Act. The Holder understands Rule 144 is not currently available for the sale of the Securities and may never be so available.

7. Further Limitations on Disposition. Without in any way limiting the representations set forth above, the Holder further agrees not to make any disposition of all or any portion of the Securities (other than the valid exercise or conversion thereof in accordance with their respective terms) unless and until:

(a) There is then in effect a registration statement under the 1933 Act covering such proposed disposition, and such disposition is made in accordance with such registration statement; or if requested by the Company, the Holder has furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such Securities under the 1933 Act.

(b) Notwithstanding the foregoing, no investment representation letter or opinion of counsel will be required for any transfer of Securities (i) in compliance with Rule 144 or Rule 144A of the 1933 Act, (ii) by gift, will or intestate succession by the Holder to his or her spouse or lineal descendants or ancestors or any trust for any of the foregoing or (iii) pursuant to a transfer to any partner, former partner, affiliate, member or equity holder of the Holder or the estate of any such partner, former partner, affiliate, member or equity holder of the Holder; provided that, in each of the foregoing cases, the transferee agrees in writing to be subject to the terms of this Note. In addition, if the Holder of any Securities delivers to the Company an unqualified opinion of counsel that no subsequent transfer of such Securities will require registration under the 1933 Act, the Company will, upon such contemplated transfer, promptly deliver new documents/certificates for such Securities that do not bear the legend set forth in Section 8(a) hereof.

8. Legends. It is understood that the certificates evidencing the Securities may bear one or more of the following legends:

(a) The following legend under the 1933 Act:

“THESE SECURITIES HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY BE OFFERED, SOLD, PLEDGED OR HYPOTHECATED ONLY IF REGISTERED AND QUALIFIED PURSUANT TO THE RELEVANT PROVISIONS OF FEDERAL AND STATE SECURITIES LAWS OR IF THE COMPANY IS PROVIDED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT REGISTRATION AND QUALIFICATION UNDER FEDERAL AND STATE SECURITIES LAWS IS NOT REQUIRED OR IF THE COMPANY OTHERWISE SATISFIES ITSELF THAT REGISTRATION IS NOT REQUIRED.”

(b) Any legend required by state securities laws.

The Company agrees to remove promptly, upon the request of the Holder of Securities issued upon conversion of this Note, the legend set forth in Section 8(a) hereof from the documents/certificates for such Securities upon full compliance with this Note, Rules 144 and 145 under the 1933 Act and any other applicable provisions of the 1933 Act.

9. Market Stand-Off Agreement. The Holder agrees to be bound by the market stand-off agreement set forth in the Company’s Investors’ Rights Agreement, as the same may be amended from time to time.

10. Assignment. This Note applies to, inures to the benefit of, and binds the successors and assigns of the parties hereto. Any transfer of this Note will be effected only by surrender of this Note to the Company and reissuance of a new note to the transferee. The Holder and any subsequent holder(s) of this Note receive this Note subject to the foregoing items and conditions, and agree to comply with the foregoing terms and conditions for the benefit of the Company and any other holders.

11. Expenses. Irrespective of whether the Closing is effected, the Company and the Holder will be solely responsible for paying its own costs and expenses with respect to the negotiation, execution, delivery and performance of this Note and the Warrant; provided, however, that the Company agrees to pay reasonable fees and expenses of one counsel to all holders of Bridge Notes actually incurred.

12. Notices. Any notice, request or other communication required or permitted hereunder will be in writing and will be deemed to have been duly given (i) when received, if personally delivered, faxed, sent by nationally recognized courier or U.S. Mail return-receipt requested, or (ii) on the third business day after deposit in the U.S. Mail, if sent by first-class mail, in any such case to the address of the Holder set forth on the signature page hereto and to the Company at Alsius Corporation, 15770 Laguna Canyon Road, Suite 150, Irvine, California 92619, Attention: President. Any party hereto may by notice so given change its address for future notice hereunder.

13. No Shareholder Rights. Nothing contained in this Note will be construed as conferring upon the Holder or any other person the right to vote or to consent or to receive notice as a shareholder in respect of meetings of shareholders for the election of directors of the Company or any other matters or any rights whatsoever as a shareholder of the Company; and no dividends will be payable or accrued in respect of this Note or the capital stock obtainable hereunder until, and only to the extent that, this Note will have been converted.

14. Note Register. This Note is transferable only upon the books of the Company which it will cause to be maintained for such purpose. The Company may treat the registered holder of this Note as he, she or it appears on the Company’s books at any time as the Holder for all purposes.

15. Loss, Etc., of Note. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and of indemnity reasonably satisfactory to the Company if lost, stolen or destroyed, and upon surrender and cancellation of this Note if mutilated, the Company will execute and deliver to the Holder a new note of like date, tenor and denomination.

16. Amendment, Waiver, Etc. The terms of this Note may be amended or waived only upon the written agreement of the Company and the Holder; provided, however, that the terms of this Note and all of the Bridge Notes may be amended or waived upon the written agreement of the Company and the Supermajority Holders, whether or not the Holder of this Note agrees thereto, as long as such amendment or waiver is the same for all Bridge Notes. Any such amendment or waiver agreed upon by the Company and the Supermajority Holders will be binding on the holders of all Bridge Notes. Amendments or waivers to which the Company and the Supermajority Holders may agree, and which will be binding on holders of all Bridge Notes, include, but are not limited to, (i) extending the maturity date, (ii) converting principal and accrued interest on the Bridge Notes in whole or in part into equity securities of the Company, whether or not an IPO has occurred, or (iii) changing the terms of repayment of the Bridge Notes upon a Sale Transaction, including reducing the premium payable; provided, however, that no amendment to the Bridge Notes shall be effective if such amendment violates any of the terms of the Subordination Agreement (as hereinafter defined).

17. Heading; References. All headings used herein are used for convenience only and will not be used to construe or interpret this Note. Except where otherwise indicated, all references herein to Sections refer to Sections hereof.

18. Governing Law. This Note will be governed by and construed in accordance with the laws of the State of California, without regard to its conflicts of laws provisions.

19. Severability. If any provision or set of provisions of this Note (or any portion thereof) is held by an arbitrator or court of competent jurisdiction to be invalid, illegal or unenforceable for any reason whatever: (a) such provision will be limited or modified in its application to the minimum extent necessary to avoid the invalidity, illegality or unenforceability of such provision and such modified provision will be reduced to a writing and signed by the parties hereto; (b) the validity, legality and enforceability of the remaining provisions of this Note will not in any way be affected or impaired thereby; and (c) to the fullest extent possible, the provisions of this Note will be construed so as to give effect to the intent manifested by the provision (or portion thereof) held invalid, illegal or unenforceable.

20. Miscellaneous. The Company hereby waives presentment, demand, notice of nonpayment, protest and all other demands and notices in connection with the delivery, acceptance, performance or enforcement of this Note. If an action is brought for collection under this Note, the Company will pay all costs of collection actually incurred by a representative of the Supermajority Holders, including, but not limited to, the reasonable attorneys’ fees of a single counsel for all holders of Bridge Notes selected by the Supermajority Holders.

21. Warrant. As additional consideration for the issuance of this Note, the Holder will receive the warrant attached hereto as Exhibit A.

22. Effect of Amendment or Waiver. Each Holder acknowledges that, by the operation of Section 16 hereof, less than all of the Holders of Bridge Notes (or such transferees of Bridge Notes) may effect an amendment or waiver of provisions of the Bridge Notes and may therefore diminish or eliminate rights of such Holder under this Note even though such Holder has not consented to the amendment or waiver.

23. Oxford Subordination. The Holder agrees to sign such reasonable subordination agreement (the “Subordination Agreement”) as is required by Oxford Finance Corporation and is reasonably acceptable to the Supermajority Holders, to memorialize the subordination by the holders of Bridge Notes of their right to be repaid to the repayment rights of Oxford Finance Corporation under its loan agreements with the Company.

[Signatures on Following Page]

IN WITNESS WHEREOF, the undersigned have caused this 8% Unsecured Convertible Promissory Note to be executed by the undersigned as of the date first set forth above.

ALSIUS CORPORATION, a California corporation

By:
William J. Worthen
President and Chief Executive Officer

HOLDER: [INVESTOR]

By:

Name:

Title:

Address:

Fax:

Phone:

Schedule I

Additional Installments

Aggregate Additional Installment Amount	Holder’s Pro Rata Portion	Additional Installment Funding Date
$500,000 total	$	December 15, 2006
$1,000,000 total	$	January 12, 2007
$5000,000 total	$	February 15, 2007

EXHIBIT A

WARRANT